Exhibit 99.1
For Immediate Release

ORIGIN BANCORP, INC. ANNOUNCES ELECTION OF ONE NEW BOARD MEMBER
RUSTON, Louisiana, May 2, 2022 - Origin Bancorp, Inc. (Nasdaq: OBNK) (“Origin” or the “Company”), the financial holding company for Origin Bank, today announced that stockholders have elected Daniel Chu as a new director at the Company’s annual meeting of stockholders on April 27, 2022.
“We are very pleased to welcome Daniel to our board of directors,” said Drake Mills, Origin Bancorp, Inc. chairman, president and CEO. “His entrepreneurial mindset and vast experience will be tremendous resources as we continue to grow the company and provide value to our employees, customers, communities and shareholders.”

Mr. Chu, founder and CEO of Tricolor Holdings, has more than 25 years of experience in the auto finance industry where he brings an unprecedented track record in financial services. A U.S. Treasury-certified Community Development Financial Institution (CDFI), Tricolor is a mission-driven company utilizing technology to advance financial inclusion to a highly underserved Hispanic consumer. Previously, Chu has distinguished himself as a successful serial entrepreneur, having founded six companies over the past thirty years. Prior to his current role, he founded two other firms in the auto financial services industry, which subsequently became publicly traded. He has served in the capacity of CEO with seven different companies.

“My own twenty-five-year span as an entrepreneur has illuminated on how culture, more than any other factor, drives sustainable growth and success,” said Chu. “The culture at Origin Bank—engaging genuinely with clients and partnering with the community broadly to understand their challenges and thoughtfully create solutions—is rare and distinct, positioning it uniquely for value creation, and I’ve experienced it firsthand. I’m honored to join their mission.”

Chu earned his Bachelor of Science in Electrical Engineering from Washington University in St. Louis. He also holds a Master of Science in Athletic Administration from the University of Miami. Chu graduated from the St. Mark’s School of Texas. Following graduation from college, Chu coached basketball at the intercollegiate level for seven years.

About Origin Bancorp, Inc.
Origin is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly-owned bank subsidiary, Origin Bank, was founded in 1912. Deeply rooted in Origin’s history is a culture committed to providing personalized, relationship banking to its clients and communities. Origin provides a broad range of financial services to businesses, municipalities, high net-worth individuals and retail clients. Origin currently operates 45 banking centers located from Dallas/Fort Worth and Houston, Texas, across North Louisiana and into Mississippi. For more information, visit www.origin.bank.
Contact:
Media: Ryan Kilpatrick, Origin Bank; (318) 232-7472; rkilpatrick@origin.bank
Investor Relations: Chris Reigelman, Origin Bank; (318) 497-3177; chris@origin.bank